Exhibit 10.2

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT, dated February 4, 2011 (this “Agreement”), is entered into by and between Liberty Media Corporation, a Delaware corporation (“Liberty”), and Live Nation Entertainment, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 9.13.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Liberty desires to purchase, and the Company desires to issue and sell to Liberty, in the aggregate, 7,300,000 shares of the common stock, par value $.01 per share (the “Common Stock”), of the Company, together with the associated stock purchase rights, for the per share purchase price of $10.4784 (the “Purchase Price”); and

WHEREAS, the Board of Directors of the Company has empowered a Special Committee of the Board of Directors, consisting solely of disinterested directors of the Company (the “Special Committee”) to consider, negotiate and reject or approve the terms and conditions of the transactions contemplated hereby and to approve on behalf of the Company the forms of all requisite documentation relating thereto; and

WHEREAS, the Special Committee has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and consummate the transactions contemplated hereby.

AGREEMENT

NOW THEREFORE, in consideration of the premises and for the mutual promises contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES OF COMMON STOCK

Section 1.1 Purchase and Sale of the Tranche I Shares.

(a) Liberty (or an Affiliate of Liberty designated by Liberty) hereby subscribes for and purchases, and the Company hereby issues and sells to Liberty (or an Affiliate of Liberty designated by Liberty), 1,797,600 duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (together with the associated stock purchase rights, the “Tranche I Shares”), free and clear of any lien, claim, charge, equity or encumbrance of any kind (other than any restrictions created by Liberty or arising under the Stockholder Agreement, and any restrictions on transfer arising under the Securities Act and state securities laws).

(b) In payment of the Purchase Price for the Tranche I Shares, Liberty shall wire transfer by 12:00 Noon, New York City time, on the date hereof, cash, in immediately available funds, in the amount of $18,835,971.84 (the “Tranche I Purchase Price”) in accordance with the wire transfer instructions attached as Schedule 1.1 hereto.

(c) The Tranche I Shares shall be delivered by the Company on the date hereof, against payment of the Tranche I Purchase Price, in uncertificated form through the Direct Registration System (the “Book-Entry System”) of BNY Mellon Shareowner Services, the Company’s transfer agent for the Common Stock (“BNY Mellon”). The Company shall cause Liberty to receive on the date hereof a written confirmation from BNY Mellon of the restricted book position created through the Book-Entry System for the account of Liberty (or its designated Affiliate) (a “Restricted Book Position”), setting forth the Tranche I Shares issued in the name of Liberty (or its designated Affiliate).

Section 1.2 Purchase and Sale of the Tranche II Shares.

(a) Upon the terms and subject to the conditions set forth herein, including Section 1.2(e) below, at the Closing Liberty (or an Affiliate of Liberty designated by Liberty) shall subscribe for and purchase, and the Company shall issue and sell to Liberty (or an Affiliate of Liberty designated by Liberty), 5,502,400 (as such amount may be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend or reclassification occurring after the date hereof and prior to the Closing Date) duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (together with the associated stock purchase rights, the “Tranche II Shares” and, together with the Tranche I Shares, the “Purchased Shares”), free and clear of any lien, claim, charge, equity or encumbrance of any kind (other than any restrictions created by Liberty or arising under the Stockholder Agreement, and any restrictions on transfer arising under the Securities Act and state securities laws).

(b) The closing of the purchase of the Tranche II Shares (the “Closing”) shall take place as soon as practicable, but in no event later than the third Business Day (the “Closing Date”) after the satisfaction or, subject to applicable Law, waiver of the conditions set forth in Articles V and VI hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of those conditions), or on such other date as Liberty and the Company may mutually agree. The Closing shall be held at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, at 12:00 Noon, New York City time, on the Closing Date, or at such place and time as Liberty and the Company shall agree.

(c) At the Closing the Company shall issue and deliver to Liberty (or its designated Affiliate) (as provided in Section 1.2(d) below) the Tranche II Shares, upon payment of the Purchase Price for the Tranche II Shares by wire transfer of immediately available funds on the Closing Date in the amount of $57,656,348.16 (the “Tranche II Purchase Price”) in accordance with the wire transfer instructions attached as Schedule 1.1 hereto; provided that, if Section 1.2(e) is triggered, then the aggregate purchase price for the Tranche II Shares (other than the Restricted Tranche II Shares) shall be equal to the product of (x) the number of Tranche II Shares (not including the Restricted Tranche II Shares) and (y) the Purchase Price.

(d) The Tranche II Shares shall be delivered by the Company on the Closing Date, against payment of the Tranche II Purchase Price, in uncertificated form through the Book-Entry System of BNY Mellon. The Company shall cause Liberty to receive on the Closing Date a written confirmation from BNY Mellon of a Restricted Book Position setting forth the Tranche II Shares issued in the name of Liberty (or its designated Affiliate).

(e) In the event that Liberty, in consultation with the Company, determines on or before the 35th day prior to the Stockholders Meeting that Liberty’s acquisition of the Tranche II Shares requires the filing of a Notification and Report Form under the HSR Act and the expiration or termination of the applicable waiting period thereunder, then (i) Liberty and the Company will promptly (and in any event prior to the 30th day prior to the Stockholders Meeting) make such filings under the HSR Act as are necessary such that Liberty’s acquisition of all Tranche II Shares would not result in a breach or violation of the HSR Act and (ii) subject to the terms and conditions of this Agreement, on the Closing Date Liberty will purchase, and the Company will issue and sell, the highest number of Tranche II Shares, which, when added to the number of shares of Common Stock then owned by Liberty, will not result in Liberty’s acquisition of shares being in violation of the HSR Act. The Tranche II Shares in excess of the Tranche II Shares to be purchased at the Closing are hereinafter referred to as the “Restricted Tranche II Shares.” The aggregate purchase price for the Restricted Tranche II Shares shall be equal to the product of (x) the number of Restricted Tranche II Shares and (y) the Purchase Price. Subject to the terms and conditions of this Agreement, the purchase and issuance of the Restricted Tranche II Shares shall take place as soon as practicable after, but in no event later than the third Business Day after, the expiration or termination of such waiting period under the HSR Act. The parties hereby agree that in the event this Section 1.2(e) is triggered, then the parties will amend the applicable provisions of this Agreement as reasonably necessary to provide for the subsequent purchase of the Restricted Tranche II Shares as contemplated hereby.

ARTICLE II

PROXY MATERIALS AND STOCKHOLDERS MEETING

Section 2.1 Proxy Statement.

(a) Reasonably promptly after the date hereof, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A for its 2011 annual meeting of its stockholders (as amended or supplemented, the “Proxy Statement”). The Company shall include in the Proxy Statement a solicitation relating to the approval, for purposes of Rule 312.03 of the New York Stock Exchange Listed Company Manual, of the issuance of the Tranche II Shares to Liberty (the “Stockholder Approval”). Prior to filing the Proxy Statement or any amendment or supplement thereto, the Company shall provide Liberty with reasonable opportunity to review and comment on such proposed filing solely with respect to the Stockholder Approval and any information relating to Liberty or any of its designees to the Board of Directors of the Company. If at any time prior to the Closing Date, any information should be discovered by either party hereto that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

(b) The Company shall promptly notify Liberty of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Liberty with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

(c) The Company shall mail the Proxy Statement to the holders of Common Stock in accordance with customary practice after the SEC’s review of the Proxy Statement is completed.

Section 2.2 Stockholders Meeting.

(a) The Company shall, in accordance with customary practice, duly call, give notice of, convene and hold the 2011 annual meeting of its stockholders (the “Stockholders Meeting”); provided that the Stockholders Meeting shall be held no later than June 30, 2011. One matter presented to the stockholders of the Company at the Stockholders Meeting for approval shall be the Stockholder Approval. Subject to the fiduciary duties of the Company’s directors under Delaware law as determined by a majority of such directors after consultation with its outside legal counsel, the Board of Directors of the Company will recommend that the stockholders of the Company vote in favor of the issuance of the Tranche II Shares to Liberty at the Stockholders Meeting, and the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of such approval.

(b) Liberty agrees to, or to cause its subsidiaries to, vote all of the voting securities of the Company that Liberty is entitled to vote (directly or indirectly) in favor of the Stockholder Approval at the Stockholders Meeting or any adjournment or postponement thereof.

Section 2.3 Publicity. No press release or public announcement concerning this Agreement or the transactions contemplated hereby will be issued by any party hereto or any of its Affiliates, without the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed except as such release or announcement may be required by applicable Law or the rules of, or listing agreement with, any national securities exchange on which the securities of such Person or any of its Affiliates are listed or traded, in which case, the Person required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Liberty that:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Liberty, such agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company has delegated to the Special Committee (1) the exclusive power and authority on behalf of the Company to approve this Agreement, the transactions contemplated hereby and the forms of all requisite documentation relating to this Agreement and the transactions contemplated hereby; (2) the exclusive power and authority to make recommendations (whether favorable, unfavorable or neutral) on behalf of the Board of Directors of the Company to the Company’s public stockholders; and (3) the exclusive power and authority to review, analyze, evaluate, monitor and exercise general oversight over all proceedings and activities of the Company related to this Agreement and the transactions contemplated hereby. The Special Committee, at a meeting duly called and held, or acting by unanimous written consent, has by unanimous vote of its members approved this Agreement and the transactions contemplated hereby and has determined that such transactions are in the best interests of the Company and its stockholders.

(b) The only vote of the holders of any class or series of capital stock of the Company required to approve the transactions contemplated hereby is the approval of the Stockholder Approval by a majority of the votes cast thereon at the Stockholders Meeting or any adjournment or postponement thereof where a majority of the shares of Common Stock that are outstanding on the record date for the Stockholders Meeting are present (in person or by proxy) and entitled to vote.

(c) The Tranche I Shares have been, and the Tranche II Shares will be, duly authorized, validly issued, fully paid and non-assessable. The Purchased Shares will not be issued in violation of any preemptive rights or any rights of first offer, first refusal, tag-along rights or other similar rights or restrictions in favor of any other person, and Liberty will acquire such Shares free and clear of any lien, claim, charge, equity or encumbrance of any kind (other than any restrictions created by Liberty or arising under the Stockholder Agreement, and any restrictions on transfer arising under the Securities Act and state securities laws).

(d) The issue and sale of the Purchased Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) any provisions of the Amended and Restated Certificate of Incorporation of the Company or the Second Amended and Restated Bylaws of the Company or (iii) assuming the accuracy of, and Liberty’s compliance with, the representations, warranties and agreements of Liberty herein, any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially impair or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (y) impair Liberty’s full rights of ownership to the Purchased Shares; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Purchased Shares or the consummation by the Company of the transactions contemplated by this Agreement.

(e) The forms, reports, statements, schedules and other materials the Company was required to file with the SEC pursuant to the Exchange Act or other federal securities laws since January 1, 2010 (the “Exchange Act Reports”), when they were filed with the SEC, conformed in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder; and no such documents were filed with the SEC since the SEC’s close of business on the Business Day immediately prior to the date of this Agreement. The Exchange Act Reports did not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Liberty or any of its Affiliates. The Proxy Statement will comply as to form in all material respects with the Exchange Act.

(g) As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates that questions the validity of this Agreement, the transactions contemplated hereby, the Purchased Shares or any action to be taken by the Company pursuant hereto, which could reasonably be expected to (i) prevent or materially impair or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (ii) impair Liberty’s full rights of ownership to the Purchased Shares.

(h) The Company is not, and after giving effect to the issuance and sale of the Purchased Shares, will not be, an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended.

(i) Assuming the accuracy of, and Liberty’s compliance with, the representations, warranties and agreements of Liberty herein, no registration under the Securities Act of the Purchased Shares is required for the issuance of the Purchased Shares in accordance with the terms of this Agreement.

(j) The Special Committee has duly approved, and such approval has not been amended, modified or rescinded, the issuance and sale of the Purchased Shares to Liberty in the manner required to exempt, pursuant to Rule 16b-3 of the Exchange Act, the acquisition of the Purchased Shares by Liberty from liability pursuant to Section 16(b) of the Exchange Act.

Section 3.2 Representations and Warranties of Liberty. Liberty hereby represents and warrants to the Company that:

(a) Liberty has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Liberty has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Liberty of this Agreement and the consummation by Liberty of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Liberty are necessary to authorize the execution, delivery and performance by Liberty of this Agreement or the consummation by Liberty of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery hereof by the Company, such agreement constitutes a legal, valid and binding obligation of Liberty, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Liberty’s compliance with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its or its subsidiaries’ property or assets is subject, (ii) any provisions of the Restated Certificate of Incorporation of Liberty or the Bylaws of Liberty or (iii)  subject to Section 1.2(e) of this Agreement, any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the performance by Liberty of its obligations under this Agreement or the consummation of the transactions contemplated hereby; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the consummation by Liberty of the transactions contemplated by this Agreement. Liberty has heretofore made such filings as are necessary under the HSR Act for it to acquire up to $659.5 million in voting securities of the Company (as determined in accordance with the HSR Act); and the waiting period with respect to such HSR Act filing has heretofore expired.

(c) None of the information supplied in writing by Liberty or any of its Affiliates for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Liberty (i) is an “accredited investor” within the meaning of the Securities Act, (ii) understands that the issuance and sale of the Purchased Shares pursuant to this Agreement is intended to be exempt from the prospectus delivery and registration requirements under the Securities Act and that any transaction advice of a Restricted Book Position (and the related records of BNY Mellon) will bear the legend set forth in Section 4.1 hereof, (iii) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares, (iv) is acquiring the Purchased Shares for its own account, for investment and not with a view to the public for resale or distribution thereof in violation of any federal, state or foreign securities law, (v) understands that the Purchased Shares will be issued and sold in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities laws or is exempt from such registration or qualification and (vi) is capable of bearing the economic risk of (A) an investment in the Purchased Shares and (B) a total loss in respect of such investment.

(e) Liberty will have on the Closing Date sufficient funds to purchase the Tranche II Shares.

ARTICLE IV

RESTRICTIONS ON TRANSFER; COMPLIANCE WITH SECURITIES ACT

Section 4.1 Restrictive Legend. Any transaction advice from BNY Mellon (or any successor transfer agent) with respect to a Restricted Book Position, including as to any securities issued in respect of Purchased Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear a legend or notation in substantially the following form (in addition to any legends or notations required under applicable state securities laws):

“THE SECURITIES SHOWN ON THIS REPORT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, UNLESS SO REGISTERED, THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

Liberty consents to the Company giving instructions to its transfer agent which implement the restrictions on transfer established in this Article.

ARTICLE V

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY TO ISSUE THE TRANCHE II SHARES

The obligations of the Company to issue the Tranche II Shares to Liberty and consummate the transactions contemplated by Section 1.2 of this Agreement on the Closing Date shall be subject to the satisfaction or waiver by the Company of the following conditions:

Section 5.1 Representations and Warranties; Covenants and Agreements.

(a) The representations and warranties of Liberty contained in this Agreement and in any certificate or document executed and delivered by Liberty pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties, without giving effect to any limitation as to materiality set forth herein or therein, shall have been true and correct in all material respects as of such particular date, and the Company shall have received a certificate, dated the Closing Date, signed by Liberty to such effect.

(b) Liberty shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Liberty on or prior to the Closing Date and the Company shall have received a certificate, dated the Closing Date, signed by Liberty to such effect.

Section 5.2 Stockholder Approval. The Stockholder Approval shall have been obtained.

Section 5.3 Illegality. There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by Section 1.2 of this Agreement.

Section 5.4 Litigation. There shall be no litigation pending or threatened by any governmental authority that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by Section 1.2 of this Agreement.

Section 5.5 Payment for the Tranche II Shares. Liberty shall have made payment of the Tranche II Purchase Price for the Tranche II Shares, as provided herein.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LIBERTY TO PURCHASE THE TRANCHE II SHARES

The obligations of Liberty to purchase the Tranche II Shares from the Company and consummate the transactions contemplated by Section 1.2 of this Agreement on the Closing Date shall be subject to the satisfaction or waiver by Liberty of the following conditions:

Section 6.1 Representations and Warranties; Covenants and Agreements.

(a) The representations and warranties of the Company contained in this Agreement and in any certificate or document executed and delivered by the Company pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall, without giving effect to any limitation as to materiality set forth herein or therein, have been true and correct in all material respects as of such particular date, and Liberty shall have received a certificate, dated the Closing Date, signed by the Company to such effect.

(b) The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date and Liberty shall have received a certificate, dated the Closing Date, signed by the Company to such effect.

Section 6.2 Stockholder Approval(a) . The Stockholder Approval shall have been obtained.

Section 6.3 Illegality. There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by Section 1.2 of this Agreement.

Section 6.4 Litigation. There shall be no litigation pending or threatened by any governmental authority that seeks to enjoin, restrain or prohibit the transactions contemplated by Section 1.2 of this Agreement.

Section 6.5 No Material Adverse Change. No event, circumstance, change or effect shall have occurred which has had or would be reasonably expected to have a Material Adverse Effect.

Section 6.6 Delivery of the Tranche II Shares. The Company shall have delivered or caused to be delivered to Liberty the Tranche II Shares, as provided in Section 1.2 of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. The provisions of Section 1.2 of this Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Company and Liberty;

(b) by either Liberty or the Company if the Closing shall not have occurred prior to July 31, 2011 (the “Termination Date”); provided that if, as of the Termination Date, the Restricted Tranche II Shares have not been purchased as a result of Section 1.2(e) of this Agreement, then the Termination Date shall be extended until August 31, 2011 solely with respect to the purchase of the Restricted Tranche II Shares; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to either party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement; or

(c) by either Liberty or the Company if there shall be in effect a final non-appealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by Section 1.2 hereof; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence).

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party, the rights and obligations of the parties under Section 1.2 of this Agreement (to the extent any such rights and obligations remain unsatisfied as of such date) shall become null and void, and the issuance and purchase of the Tranche II Shares hereunder (or, if applicable, the Restricted Tranche II Shares) shall be abandoned, without further action by Liberty or the Company. In the event that this Agreement is terminated as provided herein, then each of the parties shall be relieved of their duties and obligations with respect to the issuance and purchase of the Tranche II Shares arising under this Agreement after the date of such termination and such termination shall be without liability to Liberty or the Company; provided, however, that nothing in this Section 7.2 shall relieve Liberty or the Company of any liability for a breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION; NON-RELIANCE; STOCKHOLDER AGREEMENT; SECTION 16 MATTERS

Section 8.1 Indemnification.

(a) The Company hereby indemnifies Liberty, its Affiliates and their respective stockholders, members, partners, officers, directors and employees (the “Liberty Indemnitees”) against and agrees to hold each of them harmless (without duplication) from any and all losses, liabilities, claims, damages, deficiencies, fines, payments, costs and expenses (including reasonable out of pocket legal and accounting fees), penalties, assessments, settlements and judgments incurred or suffered by any Liberty Indemnitee to the extent arising out of or based upon any third party action, suit, complaint, arbitration, legal or administrative proceeding or investigation brought by holders of the Common Stock (whether in the name of the Company or otherwise) in connection with or arising out of (i) the entering into this Agreement, (ii) the transactions contemplated hereby or (iii) the acquisition by the Company of equity interests of Front Line Management Group, Inc. from certain holders thereof, including from any director or officer of the Company. The Company will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from a Liberty Indemnitee’s gross negligence or willful misconduct.

(b) The Liberty Indemnitee seeking indemnification under Section 8.1 (the “Indemnified Party”) agrees to give prompt written notice in accordance herewith (the “Claim Notice”) to the Company of the commencement of any suit, action, investigation or proceeding (any such suit, action, investigation or proceeding, a “Claim”) in respect of which indemnity may be sought under Section 8.1(a) (and such notice shall be within fifteen Business Days following the receipt by the Indemnified Party of notice of the Claim); provided, however, that failure to give such notification within the time provided shall not affect the indemnification provided hereunder except to the extent the Company shall have been actually prejudiced as a result of such failure. The Indemnified Party will deliver to the Company as promptly as practicable, and in any event within five Business Days after the Indemnified Party’s receipt, copies of all notices, court papers and other documents received by the Indemnified Party relating to the Claim.

(c) The Company shall have the right, but not the duty, to participate in the defense of any Claim and the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any such Claim unless the Company within a reasonable time after (but no later than twenty Business Days after) receiving the Claim Notice concerning such indemnity claim shall: (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8.1 are applicable to such Claim and that the Company will indemnify such Indemnified Party in respect of such claim pursuant and subject to the terms of this Section 8.1, (ii) notify such Indemnified Party in writing of the Company’s intention to assume the defense thereof and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Claim.

(d) If the Company so assumes the defense of any such Claim in accordance herewith, then such Indemnified Party shall, at the expense of the Company, cooperate with the Company in any manner that the Company reasonably may request in connection with the defense, compromise or settlement thereof. If the Company so assumes the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control in any manner) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the sole expense of such Indemnified Party unless (i) the Company has agreed to pay such fees and expenses, or (ii) such Indemnified Party shall have been advised by its regular outside counsel that there are likely to be one or more legal defenses available to it that are different from or additional to those available to the Company or that a conflict of interest between the Company and the Indemnified Party in the conduct of the defense of such action would reasonably be expected (in which case the Company shall not have the right to control the defense, compromise or settlement of such action on behalf of the Indemnified Party), and in any such case described in clauses (i) or (ii) the reasonable fees and expenses of one such separate counsel, and one local counsel, if necessary for the effective defense of the Claim (each reasonably satisfactory to the Company) for all Indemnified Parties shall be borne by the Company. Notwithstanding the foregoing, the Company agrees that to the extent the defense of any Claim (or the investigation thereof) requires the review and potential production of documents and records (including electronic records) of Liberty or its Affiliates, Liberty or such Affiliate will be entitled to engage separate counsel for the purposes of the review and production of such documents and records, and the reasonable fees and expenses of such counsel will be for the account of, and paid by, the Company. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior consent of the Company, which shall not be unreasonably withheld or delayed, unless the Company shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 8.1 to the extent the Company was entitled to do so pursuant to this Section 8.1. The Company shall not, without the consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Claim (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (y) that does not include as an unconditional term thereof the giving to such Indemnified Party by the claimant, the party conducting such investigation, plaintiff or petitioner of a release from all liability with respect to such Claim.

Section 8.2 Non-Reliance. Liberty acknowledges and agrees that: (i) the Company and its Affiliates and their respective directors, officers, employees, partners, members, shareholders and agents (collectively, the “Company Affiliates”) may be, and Liberty is proceeding on the assumption that the Company Affiliates are, in possession of material, non-public information concerning the Company and its direct and indirect subsidiaries (the “Information”), which is not or may not be known to Liberty and no Company Affiliate has disclosed to Liberty; (ii) no Company Affiliate has made, and Liberty disclaims the existence of or its reliance on, any representation by a Company Affiliate concerning the Company or the transactions contemplated hereby (except for the representations and warranties set forth in this Agreement); (iii) Liberty is not relying on any disclosure or non-disclosure of the Information made or not made, or the completeness thereof, in connection with or arising out of the transactions contemplated hereby, and therefore has no claims against any Company Affiliate with respect thereto; (iv) if any such claim may exist, Liberty, recognizing its disclaimer of reliance and the Company’s reliance on such disclaimer as a condition to entering into this Agreement and the transactions contemplated hereby, covenants and agrees not to assert it against any Company Affiliate; and (v) the Company shall have no liability, and Liberty waives and releases any such claim that it might have against any Company Affiliate, whether under applicable securities law or otherwise, based on a Company Affiliate’s knowledge, possession or non-disclosure to Liberty of the Information.

Section 8.3 Stockholder Agreement.

(a) From the date hereof until the earlier to occur of the purchase of the Tranche II Shares and the termination of this Agreement pursuant to its terms, Liberty shall not, directly or indirectly, acquire (except for the Tranche II Shares) more than 26,290,786 shares of Common Stock (as such amount may be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend or reclassification occurring after the date hereof); provided that the foregoing shall not restrict Liberty from acquiring shares of Common Stock if Liberty would be entitled to acquire such shares of Common Stock in excess of the Applicable Percentage (as defined in the Stockholder Agreement) pursuant to Section 4 of the Stockholder Agreement.

(b) From the 35th day prior to the Stockholders Meeting until the earlier to occur of the purchase of the Tranche II Shares and the termination of this Agreement pursuant to its terms, Liberty shall not, directly or indirectly, acquire (except for the Tranche II Shares) any shares of Common Stock unless such acquisition would not reasonably be expected to cause Liberty’s acquisition of all Tranche II Shares to result in a breach or violation of the HSR Act without the filing of a Notification and Report Form under the HSR Act and the expiration or termination of the applicable waiting period thereunder.

Section 8.4 Section 16 Matters. Neither the Special Committee nor the Board of Directors of the Company or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall amend, change, modify or rescind, or adopt new resolutions that have the effect of amending, changing, modifying or rescinding the resolutions relating to liability pursuant to Section 16(b) described in Section 3.1(j) hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Reasonable Best Efforts. Each party hereto shall cooperate with the other party and use its respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed facsimile transmission to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given (i) on receipt if delivered by hand, overnight courier or via facsimile or (ii) on the third Business Day following mailing, if mailed (except that notice of change of address will not be deemed given until received):

If to Liberty:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Charles Y. Tanabe
Facsimile: (720) 875-5382

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention: Frederick McGrath
Facsimile: (212) 408-2501

If to the Company:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Attention: General Counsel
Facsimile: (310) 867-7158

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Attention: Daniel Clivner
Facsimile: (310) 407-7502

Section 9.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, in each case, with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall affect the parties’ rights and obligations under the Stockholder Agreement or the Registration Rights Agreement, dated as of January 25, 2010, by and among Liberty, Liberty USA Holdings, LLC, and the Company.

Section 9.5 Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns. Except as provided below, neither Liberty nor the Company shall assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party hereto. Liberty shall be entitled to assign this Agreement and any of its rights and obligations hereunder to any of its Affiliates, provided, that Liberty shall nevertheless remain liable for their obligations under this Agreement notwithstanding any such transfer or assignment.

Section 9.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic mail transmission.

Section 9.7 Amendments and Waivers.

(a) No failure or delay on the part of the Company or Liberty in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the parties hereto.

Section 9.8 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.9 No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 9.10 Fees and Expenses. All fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party or parties, as applicable, incurring such expenses.

Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be completed as originally contemplated to the fullest extent possible.

Section 9.12 Equitable Remedies. Neither rescission, set-off nor reformation of this Agreement shall be available as a remedy to either of the parties hereto. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled, and each party hereby consents, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, without bonds or other security being required, in addition to any other remedies at Law or in equity.

Section 9.13 Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means any Person that Controls, is Controlled by or is under common Control with the Person specified. For purposes of this definition, the Company shall not be deemed to be an Affiliate of Liberty or any of its Affiliates, and neither Liberty nor any of its Affiliates shall be deemed to be an Affiliate of the Company.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Book-Entry System” has the meaning set forth in Section 1.1(b) of this Agreement.

“BNY Mellon” has the meaning set forth in Section 1.1(b) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Claim” has the meaning set forth in Section 8.1(b) of this Agreement.

“Claim Notice” has the meaning set forth in Section 8.1(b) of this Agreement.

“Closing” has the meaning set forth in Section 1.2(b) of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2(b) of this Agreement.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliates” has the meaning set forth in Section 8.2 of this Agreement

“Control” means the power, directly or indirectly, to direct the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise.

“Delaware Chancery Court” has the meaning set forth in Section 9.3 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (as in effect on the date of this Agreement).

“Exchange Act Reports” has the meaning set forth in Section 3.1(e) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 8.1(b) of this Agreement.

“Information” has the meaning set forth in Section 8.2 of this Agreement

“Law” means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

“Liberty” has the meaning set forth in the preamble to this Agreement.

“Liberty Indemnitees” has the meaning set forth in Section 8.1(a) of this Agreement.

“Material Adverse Effect” means any event, circumstance, change or effect, individually or in the aggregate, that is materially adverse to the business, condition (financial or otherwise), operations, assets or results of operations of the Company and its subsidiaries, taken as a whole, except any such event, circumstance, change or effect, to the extent resulting from:

(a) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company and its subsidiaries operate that affect the industries in which the Company and its subsidiaries conduct their business (including changes in interest rates or the availability of credit financing, changes in exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its subsidiaries operate),

(b) changes in national or international political conditions, including any engagement in hostilities or the occurrence of any acts of war, sabotage or terrorism or natural disasters in the United States occurring after the date of this Agreement,

(c) the announcement of, or entry into, this Agreement or the consummation of the transactions contemplated hereby,

(d) any failure by the Company and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending on or after the date of this Agreement (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect),

(e) a change in the trading prices or volume of the Common Stock (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect), or

(f) any action taken (or omitted to be taken) as expressly required by this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint stock company, trust, unincorporated organization or other entity or government or agency or political subdivision thereof.

“Proxy Statement” has the meaning set forth in Section 2.1(a) of this Agreement.

“Purchase Price” has the meaning set forth in the recitals to this Agreement.

“Purchased Shares” has the meaning set forth in Section 1.2(a) of this Agreement.

“Restricted Book Position” has the meaning set forth in Section 1.1(b) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Special Committee” has the meaning set forth in the recitals to this Agreement.

“Stockholder Agreement” means the Stockholder Agreement, dated as of February 10, 2009, by and among the Company, Liberty, Liberty USA Holdings, LLC and Ticketmaster Entertainment, Inc.

“Stockholder Approval” has the meaning set forth in Section 2.1(a) of this Agreement.

“Stockholders Meeting” has the meaning set forth in Section 2.2 of this Agreement.

“Tranche I Purchase Price” has the meaning set forth in Section 1.1(a) of this Agreement.

“Tranche II Purchase Price” has the meaning set forth in Section 1.2(b) of this Agreement.

“Tranche I Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Tranche II Shares” has the meaning set forth in Section 1.2(a) hereof.

[remainder of page intentionally left blank]IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LIBERTY MEDIA CORPORATION

By: /s/ Mark D. Carleton
Name: Mark D. Carleton
Title: Senior Vice President

LIVE NATION ENTERTAINMENT, INC.

By: /s/ Kathy Willard
Name: Kathy Willard
Title: EVP and CFO